Consent of Independent Registered Public Accounting Firm

The Board of Directors

ClearBridge Energy MLP Fund Inc.

We consent to use of our report dated May 18, 2010, included herein, with respect to the statement of assets and liabilities (in Organization) of ClearBridge Energy MLP Fund Inc., as of May 10, 2010, and the related statement of operations (in Organization) for the period then ended, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

May 21, 2010